Exhibit 99.3

Fortitude Mining Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	December 31,
	2025	2024
Assets
Cash	$9,995	$4,496
Digital assets	3,413	77
Deposits	903	1,576
Due from related party	13	46
Prepaid expenses and other current assets	984	324
Total current assets	15,308	6,519
Property and equipment, net	39,646	59,938
Deposits, net of current portion	10,767	8,986
Right-of-use assets	2,812	1,732
Intangible asset, net	4,259	—
Total assets	$72,792	$77,175
Liabilities and stockholder’s / member’s equity
Liabilities:
Accounts payable and accrued expenses	$2,989	$2,648
Lease liabilities, current portion	350	278
Total current liabilities	3,339	2,926
Deferred tax liability	4,172	—
Lease liabilities, net of current portion	2,454	1,420
Total liabilities	9,965	4,346
Commitments and Contingencies
Stockholder’s / member’s equity:
Member’s equity	—	72,829
Common stock, $0.0001 par value; 10,000,000 shares authorized; 5,000,000 issued and outstanding as of December 31, 2025	1	—
Additional paid-in capital	59,507	—
Retained earnings	3,319	—
Total stockholder’s / member’s equity	62,827	72,829
Total liabilities and stockholder’s / member’s equity	$72,792	$77,175

Fortitude Mining Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands)

	Years Ended December 31,
	2025	2024
Revenues:
Mining revenues, net (includes related party amounts of $58,091 and $61,364, respectively)	$89,482	$81,780
Other revenue	15	—
Total revenues	89,497	81,780
Costs and expenses:
Cost of revenues (exclusive of depreciation shown below)	60,455	54,653
Depreciation and amortization	32,570	30,374
General and administrative expenses	9,936	7,997
Loss on disposal of equipment, net	2,600	2,767
Impairment of mining equipment	—	552
Change in fair value of digital assets, net	367	(173)
Total operating expenses	105,928	96,170
Other income:
Rental income - related party	72	8
Total other income	72	8

Loss before income taxes	(16,359)	(14,382)
Income tax benefit	3,683	—

Net loss	$(12,676)	$(14,382)

Fortitude Mining Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(12,676)	$(14,382)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	32,570	30,374
Impairment of mining equipment	—	552
Loss on disposal of equipment, net	2,600	2,767
Mining revenues, net	(89,482)	(81,780)
Other revenue	(15)	—
Proceeds from the sale of digital assets	81,681	78,627
Digital assets paid for services	4,113	3,249
Change in fair value of digital assets, net	367	(173)
Stock-based compensation	95	339
Deferred income taxes	(3,065)	—
Change in operating assets and liabilities:
Deposits	2,863	(1,022)
Due from related party	33	(46)
Prepaid expenses and other current assets	(660)	(164)
Right-of-use assets	329	274
Accounts payable and accrued expenses	341	645
Lease liabilities	(303)	(264)
Net cash provided by operating activities	18,791	18,996

Cash flows from investing activities:
Purchases of property and equipment	(9,570)	(37,379)
Deposits on property and equipment	(7,004)	(1,449)
Proceeds from disposal of property and equipment	230	716
Aurora acquisition	(6,305)	—
Net cash used in investing activities	(22,649)	(38,112)

Cash flows from financing activities:
Capital contributions from Parent	9,357	2,936
Net investment from Parent	—	20,676
Net cash provided by financing activities	9,357	23,612

Net increase in cash	5,499	4,496
Cash, beginning of year	4,496	—
Cash, end of year	$9,995	4,496

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—
Non-cash investing and financing activities:
Capitalizations of deposits to property and equipment	$1,449	$10,293
Deferred tax liability contributed from Parent	$7,237	$—
Property and equipment contributed from Parent	$459	$—
Hosting deposit applied to Aurora acquisition purchase price	$1,584	$—
Right-of-use assets obtained in exchange for lease liabilities	$1,409	$—

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